Exhibit 10.22

REVISED OCTOBER 25, 1995



             =====================================================


                              EMPLOYMENT AGREEMENT

                                    Between

                              INTERMET CORPORATION

                                      And

                               JOHN E. DODDRIDGE


               =================================================

                               TABLE OF CONTENTS


                                                         Page
                                                         ----


                                   ARTICLE I

                                     Duties

1.01 Duties .............................................   1
1.02 Other Activities ...................................   1

                                   ARTICLE II

                               Term of Agreement

2.01 Term ...............................................   2

                                  ARTICLE III

                                  Compensation

3.01 Base Salary ........................................   2
3.02 Bonus ..............................................   2

                                   ARTICLE IV

                                 Other Benefits
4.01  Incentive, Savings and Retirement Plans ...........   3
4.02  Welfare Benefits ..................................   3
4.03  Fringe Benefits ...................................   3
4.04  Expenses....          .............................   3
4.05  Automobile.........................................   4
4.06  Office and Support Staff...........................   4
4.07  Vacation...........................................   4

                                   ARTICLE V

                           Termination of Employment

5.01  Termination of Employment for Cause
        or Other Than for Good Reason....................   4
5.02  Termination of Employment for Death or
        Disability.......................................   5
5.03  Termination of Employment By the Company
        Without Cause Or By the Executive for
        Good Reason......................................   6

                                                          Page
                                                          ----

5.04 Other Termination Benefits .........................   7
5.05 Gross-up of Excise Taxes ...........................   7

                                   ARTICLE VI

                              Certain Definitions
6.01  "Disability".......................................   8
6.02  "Cause"............................................   8
6.03  "Change in Control"................................   9
6.04  "Good Reason"......................................  11
6.05  "Date of Termination"..............................  12

                                  ARTICLE VII

                             Restrictive Covenants

7.01    Trade Secrets, Confidential and Proprietary
           Business Information..........................  12
7.02    Non-Competition..................................  13
7.03    Undertaking Regarding Employees..................  14
7.04    Disclosure of Employee-Created Trade
           Secrets, Confidential and Proprietary
           Business Information..........................  14
7.05    Survival of Undertakings and Injunctive
           Relief........................................  15

                                  ARTICLE VIII

                                 Miscellaneous
8.01  Expenses...........................................  15
8.02  Full Settlement....................................  16
8.03  Successors.........................................  16
8.04  Beneficiary........................................  16
8.05  Nonalienation of Benefits..........................  16
8.06  Severability.......................................  17
8.07  Amendment and Waiver...............................  17
8.08  Notices............................................  17
8.09  Counterpart Originals..............................  18
8.10  Entire Agreement...................................  18
8.11  Effect on Other Agreements.........................  18
8.12  Applicable Law.....................................  18

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT, dated as of the 25th day of October,   1995 amends and
supersedes the Employment Agreement dated as of the 1st day of December, 1994 by and between INTERMET CORPORATION, a Georgia corporation having its principal place of business in Detroit, Michigan (the "Company"), and JOHN E. DODDRIDGE, a resident of Bloomfield Hills, Michigan (the "Executive").

     The Company desires to continue the services of the Executive, and the Executive is willing to render such services, in accordance with the terms hereinafter set forth.

     Accordingly, the Company and the Executive agree as follows:

                                   ARTICLE I

                                     Duties

     1.01.  Duties.  The Executive shall be the Chief Executive Officer of the
            ------
Company, and both a member of and the Chairman of the Board of Directors of the Company (the "Board"), and shall assume the duties and responsibilities commensurate with those positions, it being contemplated that the shareholders and Directors of the Company will elect and re-elect the Executive to those offices throughout the Contract Term (as defined in Section 2.01). The Executive will report solely to the Board. During the Contract Term, and excluding any periods of vacation, sick leave or disability to which the Executive is entitled, the Executive agrees to devote the Executive's full attention and time to the business and affairs of the Company and to use the Executive's best efforts to perform faithfully and efficiently the duties and responsibilities of the Executive's positions as described herein.

     1.02      Other Activities.  During the Contract Term (as defined in
               ----------------
Section 2.01), it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements to teach at educational institutions or
(c) manage personal investments, so long as such activities are consistent with the policies of the Company as of the date hereof and do not significantly interfere with the performance of the Executive's duties in accordance with this Agreement.

                                   ARTICLE II

                               Term of Agreement

     2.01.     Term. Subject to the termination provisions hereinafter provided,
               ----
the term ("Contract Term") of this Agreement shall commence on October 27, 1994 and end on December 31, 1997; provided, however, that if written notice that this Agreement is not being extended is not given by the Company or the Executive on or before December 31, 1995, the Contract Term shall be automatically extended each day commencing with December 31, 1995 for an additional day such that commencing December 31, 1995, this Agreement shall perpetually have an unexpired term of two (2) years until the date written notice is provided by either the Company or the Executive that this Agreement is not to be further extended.


                                  ARTICLE III

                                  Compensation

     3.01      Base Salary.  During the Contract Term, the Company shall pay or
               -----------
cause to be paid to the Executive in cash, in accordance with the normal payroll practices of the Company for peer executives, in installments not less frequently than monthly, an annual base salary ("Annual Base Salary") equal to $350,000 for each year of the Contract Term. The Company may from time to time increase the Executive's Annual Base Salary, provided that it shall not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement shall refer to the Annual Base Salary as so increased.

          3.02 Bonus.  The Company shall pay or cause to be paid to the
               -----
Executive a bonus ("Annual Bonus") for each year of the Contract Term equal to one-half of one percent (0.5%) of the Company's income for the fiscal year the last day of which falls within the calendar year with respect to which the bonus is payable, calculated in accordance with generally accepted accounting principles consistently applied, prior to deduction for applicable federal, state and local taxes, and prior to payment of executive bonuses and minority interest payments with respect to subsidiaries and affiliates of the Company of which the Company owns less than 100%; provided, however, that for fiscal years ending on or before December 31, 1997 the Annual Bonus shall be not less than $150,000 ("Guaranteed Annual bonus"); and further provided, that for the first year of the Contract Term, the Annual Bonus shall be equal to a time-prorated fraction of the amount described above.

                                   ARTICLE IV

                                 Other Benefits

          4.01 Incentive, Savings and Retirement Plans.  In addition to Annual
               ---------------------------------------
Base Salary and Guaranteed Annual Bonus, the Executive shall be entitled to participate during the Contract Term in all incentive savings and retirement plans, practices, policies and programs applicable to other peer executives of the Company, including, without limitation:

          (a) Stock Options.  The Company hereby agrees to grant to the
              -------------
     Executive, as of December 1, 1994, an option to purchase 100,000 shares of the common stock of the Company, par value $0.10 per share pursuant to the terms of the Intermet Corporation Key Individual Stock Option Plan, at an exercise price of $5.75 per share. The option shall be immediately exercisable in accordance with and subject to the terms of the Intermet Corporation Special Stock Option Agreement which is attached hereto as Exhibit A.

          (b) Restricted Stock.  The Company hereby agrees to grant to the
              ----------------
     Executive, on December 1, 1994, an award of restricted stock of 50,000 shares of common stock of the Company ("Restricted Stock"). Subject to the terms of the Intermet Corporation Restricted Stock Award Agreement attached hereto as Exhibit B, of the Restricted Stock, 20,000 shares shall be fully vested and nonforfeitable on the date of grant, and of the remaining 30,000 shares, 10,000 shall become fully vested and nonforfeitable on each of December 1, 1995, December 1, 1996 and December 1, 1997.

     4.02 Welfare Benefits.  During the Contract Term, the Executive and/or the
          ----------------
Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, and without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) and applicable to other peer executives of the Company.

     4.03 Fringe Benefits.  During the Contract Term, the Executive shall be
          ---------------
entitled to fringe benefits applicable to other peer executives of the Company.

     4.04 Expenses.  During the Contract Term, the Executive shall be entitled
          --------
to receive prompt reimbursement
for all reasonable employment-related expenses incurred by the Executive upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to peer executives of the Company.

     4.05 Automobile.  During the Contract Term and in accordance with its
          ----------
applicable policies, the Company shall furnish to the Executive an automobile of his choice, which is an American luxury car equivalent to a Cadillac STS. The Employer shall pay for all expenses associated with the use and enjoyment of the automobile; and shall replace the automobile with a new one on a schedule not less frequently than once every three years. The Company shall issue the Executive a copy of IRS Form 1099 for tax purposes which reflects the value of the Executive's personal use of the vehicle, and shall pay to the Executive an amount in cash ("Tax Reimbursement Payment") which, after reducing such payment by the amount of federal, state, city and other income and other taxes applicable to the Tax Reimbursement Payment, will equal the amount of federal, state, city and other income and other taxes which must be paid by the Executive with respect to the value of the Executive's personal use of the vehicle.

     4.06 Office and Support Staff.  During the Contract Term, the Executive
          ------------------------
shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance provided with respect to other peer executives of the Company, but which is consistent with his positions as Chief Executive Officer and Chairman of the Board.

     4.07 Vacation. During the Contract Term, the Executive shall be entitled to
          --------
paid vacation time in accordance with the plans, practices, policies, and programs applicable to other peer executives of the Company, but not less than four weeks for each calendar year.

                                   ARTICLE V

                           Termination of Employment

     5.01 Termination of Employment for Cause or Other Than for Good Reason.
          -----------------------------------------------------------------
If, before the end of the Contract Term, the Company terminates the Executive's employment for Cause or the Executive terminates employment other than for Good Reason, then the Company shall pay to the Executive in a lump sum immediately after the Date of Termination that portion of the Executive's Annual Base Salary which is accrued but unpaid as of such Date of Termination, but the Executive will not be entitled to receive any other compensation or benefits under this Agreement. Notwithstanding the foregoing, no termination of employment for cause shall be valid unless, no fewer than seven (7) days prior to the Date of Termination, the Company provides the Executive with written notice of its intent to consider termination of the Executive's employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration. Thereafter, for a period of not less than 14 days after the date notice of termination is provided, the executive shall have the opportunity to appear before the Board, with or without legal representation, at the Executive's election, to present arguments on his own behalf. Following such presentation to the Board, the Executive shall be terminated for Cause only if (a) three-quarters (3/4) of the members of the Board determine that the actions of the Executive constituted Cause and that the Executive's employment should accordingly be terminated for Cause; and (b) the Board provides the Executive with a written determination setting forth in full specificity the basis of such termination of employment.

     5.02 Termination of Employment for Death or Disability.  If, before the end
          -------------------------------------------------
of the Contract Term, the Executive's employment terminates due to death or Disability, the Company shall pay to the Executive (or to the Executive's Beneficiary, as defined in Section 8.04) in a lump sum immediately after the Date of Termination an amount which is equal to the sum of the amounts specified in Sections 5.02(a), (b) and (c) and shall pay as provided in Section 5.02(d) the amounts specified in Section 5.02(d):

          (a) that portion of the Executive's Annual Base Salary which is accrued but unpaid as of the Date of Termination, and

          (b) the amount of any Annual Bonus accrued during any period which ended during the Contract Term prior to the Date of Termination, but which is unpaid as of the Date of Termination, and

          (c) the Executive's prorata bonus ("Prorata Bonus") for any annual bonus period that has not ended prior to the Date of Termination ("Termination Performance Period"), which shall be equal to the product of the Annual Bonus (equal to the Executive's Annual Bonus for the fiscal year immediately preceding the Date of Termination or, if the Date of Termination occurs prior to the and of the first full fiscal year of the Contract Term, equal to $150,000), multiplied by a fraction, the numerator of which is the number of days in the Termination Performance Period which elapsed prior to the Date of Termination, and the denominator of which is the total number of days in the Termination Performance Period, and

          (d) an amount equal to the product of two times the Executive's Annual Base Salary and Guaranteed Annual Bonus, payable in normal payroll period installments.

          5.03 Termination of Employment By the Company Without Cause Or By the
               ----------------------------------------------------------------
Executive for Good Reason.  If, before the end of the Contract Term, the
-------------------------
Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive, in a lump sum in cash payable immediately after the date of Termination, an amount equal to the sum of the following:

          (a) that portion of the Executive's Annual Base Salary and any Guaranteed Annual Bonus which is accrued but unpaid an of the Date of Termination,

          (b) the amount of the Executive's Annual Base Salary which would be payable for the period beginning on the Date of Termination and ending on the last day of the Contract Term,

          (c) the amount of the Executive's Annual Bonus for the remainder of the Contract Term, equal to the Executive's Annual Bonus for the fiscal year immediately preceding the Date of Termination (or, if the Date of Termination occurs prior to the end of the first full fiscal year of the Contract Term, equal to $150,000), multiplied by a fraction the numerator of which is the number of full years and portions of years between the Termination Date and the last day of the Contract Term, and the denominator of which is the total number of years in the Contract Term,

          (d) the total amount (f any) of the Executive's unvested benefits under any profit sharing plan, retirement plan, ESOP or any other plan which are forfeited on account of the Executive's employment being terminated,

          (e) the benefits to which the Executive was entitled during the Contract Term under Section 4.02 hereof. Notwithstanding the foregoing and
     Section 8.02, the amount of any benefits provided under Section 4.02 shall be reduced or eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of his a subsequent employment after the Date of Termination.

     Further, if the Executive's employment terminates pursuant to this Section 5.03, the restrictions applicable to the restricted stock granted pursuant to
Section 4.01(b) shall immediately lapse upon termination of employment and the Executive shall be entitled to the benefits described in Section 4.05 for the remainder of the Contract Term.

     5.04 Other Termination Benefits.  In addition to any amounts or benefits
          --------------------------
payable upon termination of employment hereunder and except as otherwise provided herein, the Executive shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

     5.05 Gross-up of Excise Taxes.  (a)  Anything in this Agreement to the
          ------------------------
contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.05) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or imposed by any other taxing authority, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up payment"), no later than thirty (30) days prior to the due date (without regard to any extensions thereof) for payment of the Excise Tax, in an amount such that after payment by the Executive of all taxes (and any interest and penalties imposed with respect thereto) including, without limitation, any income and employment taxes and Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise tax imposed upon the Payments. All federal, state and local income tax calculations shall be based upon the maximum marginal rates then in effect.

     (b) In the event that the amount of the Excise Tax that the Executive paid in connection with any Payments or Gross-up Payments is subsequently determined to be greater than the amount of the Executive's actual Excise Tax liability, the Executive shall repay to the Company at the time that the amount of the actual Excise Tax liability is finally determined the amount of the Gross-Up Payment attributable to such overpayment, plus interest on the amount of such overpayment at the applicable federal rate (as defined in Section 1274(d) of the Code). In the event that the amount of Excise Tax that the Executive paid in connection with any Payment or Gross-Up Payment is subsequently determined to be less than the amount of the Executive's actual Excise Tax liability, the Company shall make an additional Gross-Up Payment in respect of such underpayment (and in respect of any interest and penalties payable by the Executive to the Internal Revenue Service with respect to such underpayment) at the time that the amount of the actual Excise Tax liability is finally determined.

     (c) All determinations required to be made under this Section 5.05 shall be made by the public accounting firm that is retained by the Company at the time immediately prior to the Change in Control. Such accounting firm shall provide its determinations to the Executive and such determinations shall be binding upon the Company and the Executive.

     (d) The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax and the expenses of any such proceedings shall be borne solely by the company.


                                   ARTICLE VI

                              Certain Definitions

     6.01  "Disability" means any medically determinable physical or mental
            ----------
impairment, that can be expected to last for a continuous period of not less than six (6) months, and that renders the Executive unable to perform the duties required under this Agreement. The date of the determination of Disability is the date on which the Executive is certified as having incurred a Disability by a physician acceptable to the Company.

     6.02 "Cause" means (a) the Executive's committing any felony or other crime
           -----
involving dishonesty; (b) any serious misconduct in the course of the Executive's employment; or (c) the Executive's habitual neglect of the Executive's duties (other than on account of Disability), except that (d) Cause shall not mean:

          (1) bad judgment or negligence other than habitual neglect of duty;

          (2) any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without intent of the Executive to gain therefrom, directly or indirectly, a profit to which the Executive was not legally entitled);

          (3) any act or omission with respect to which a determination could properly have been made by the Board that the Executive met the applicable standard of conduct for indemnification or reimbursement under the By-Laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission; or

          (4) any act or omission with respect to which notice of termination of employment of the Executive is given more than twelve (12) months after the earliest date on which any member of the Board who is not a party to the act or omission, knew or should have known of such act or omission.

          6.03  "Change in Control" means the occurrence of any of the following
                 -----------------
events:

          (a) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board of Directors of the Company (the "Company Voting Securities") provided, however, that the
                                                   --------- -------
     event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or, direct or indirect, majority-owned subsidiaries of the Company, (ii) by any employee benefit plan sponsored or maintained by the Company or any corporation controlled by the Company, (iii) by any underwriter temporarily holding securities pursuant to any offering of such securities, (iv) pursuant to a Non-Control Transaction (as defined in paragraph (c)), (v) pursuant to any acquisition by the Executive or any group of persons including the Executive, or (vi) in which Company Voting Securities are acquired from the Company, if a majority of the Board of Directors of the Company approves a resolution providing expressly that the acquisition pursuant to this clause(vi) does not constitute a Change in Control under this paragraph (a);

          (b) individual who, on October 25, 1995, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that (i) any person becoming a director subsequent to October 25, 1995, whose election, or nomination for election, by the Company's shareholders was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (b), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or
                      --------  -------
     nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be a member of the Incumbent Board;

          (c) the consummation of a merger or consolidation or similar form of corporate reorganization, or sale or other disposition of all or substantially all of the assets, of the Company (a "Business Combination") is consummated, unless immediately following such Business Combination: (i) more than 50% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, for purposes of making such 50% determination, any shares owned through any entity which directly or indirectly has beneficial ownership of the Company Voting Securities or all or substantially all of the Company's assets) eligible to elect directors of such corporation is represented by shares held by shareholders of the Company immediately prior to such Business Combination (either by remaining outstanding or being converted), (ii) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 30% or more of the Company Voting Securities) becomes the beneficial owner, directly or indirectly of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Board of Directors, providing for such Business Combination (a "Non-Control Transaction"); or

          (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of
             --------  ----
such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, then a Change in Control shall occur.

          6.04 "Good Reason" means the occurrence of any one of the following
                -----------
events:

          (a) the failure of the shareholders and the Directors of the Company to elect and re-elect the Executive Chief Executive Officer and a member of the Board and Chairman of the Board,

          (b) assignment to the Executive of any duties materially and adversely inconsistent with the Executive's position as specified in Article I hereof (or such other position to which he may be promoted), including status, offices, or responsibilities as contemplated under Article I of this Agreement (but excluding a diminution of title which does not result in a diminution of status, offices or responsibilities), or any other action by the Company which results in a material and adverse change in such position, status, offices, titles or responsibilities,

          (c) the failure of the Company to assign this Agreement to a successor to the Company,

          (d) any failure by the Company to comply with the provisions of
     Article III of this Agreement,

          (e) the Company's requiring, without the Executive's written consent, the Executive to be based at any office or location more than 50 miles from the Detroit office, or

          (f) any material adverse change to the terms and conditions of the Executive's employment under this Agreement;

if the company fails to cure such event without 30 days after written notice from the Executive; provided, however, that if the event is intentional, knowing or repeated, the Executive shall not be required to provide written notice or an opportunity to cure.

          Notwithstanding any other provision in this Section 6.04, the Executive shall have Good Reason to termination employment with the Company for any or no reason during the six-month period following the date on which a Change in Control occurs.

          6.05 "Date of Termination" means the date as of which the Executive's
                -------------------
employment with the Company is terminated by the Company or by the Executive for any reason including, but not limited to, death or Disability.


                                  ARTICLE VII

                             Restrictive Covenants

          7.01 Trade Secrets, Confidential and Proprietary Business Information.
               ----------------------------------------------------------------

          (a) The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. "Protected Information" means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through the efforts of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees and customers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees.

          (b) The Executive acknowledges that the Executive will acquire Protected Information with respect to the Company and its successors in interest, which information is a valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

          (c) The Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm corporation, association or other entity (otherwise than as may be required in the regular course of the Executive's employment) nor use in any manner, either during or after termination of employment by the Company, any Protected Information, or cause any such information of the Company to enter the public domain.

          7.02 Non-Competition.
               ---------------

          (a) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, if the Executive's employment is terminated for any reason other than termination of employment without Cause or for Good Reason, thereafter for a period of one (1) year, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in Section 7.02(c).

          (b) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, if the Executive's employment is terminated for any reason, thereafter for a period of one (1) year, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 7.02 shall, however, restrict the Executive from making any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited business, and (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

          (c) For the purpose of this Section 7.02, "Prohibited business" shall be defined as any business and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever the Company does business, in the United States or abroad, and which has established or seeks to establish contact, in whatever form (including but not limited to solicitation of sales, or the receipt or submission of bids) which any entity who is at any time a client, customer or supplier of the Company (including but not limited to any subdivisions of the federal government).

          (d) Notwithstanding any other provision in this Section 7.02 or in
     Section 7.05, this Section 7.02 shall not apply if the Executive's employment with the Company terminates for any reason during the two-year period following a Change in Control.

          7.03  Undertaking Regarding Employees.  From the date hereof until two
                -------------------------------
years after the Executive's Date of Termination, the Executive shall not, directly or indirectly (a) encourage any employee of the Company or its successors in interest to leave their employment with the Company or its successors in interest; or (b) employ, hire, solicit or cause to be employed or hired or solicited (other than by the company or its successors in interest), or establish a business with, or encourage others to hire, any person who within two (2) years prior thereto was employed by the Company or its successors in interest.

          7.04  Disclosure of Employee-Created Trade Secrets, Confidential and
                --------------------------------------------------------------
Proprietary Business Information.  The Executive agrees to promptly disclose to
--------------------------------
the Company all Protected Information developed in whole or in part by the Executive during the Executive's employment with the Company and which relate to the Company's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" for the benefit of the Company and the Company shall own all rights in such writings.

          7.05  Survival of Undertakings and Injunctive Relief.
                ----------------------------------------------

          (a) Except as provide herein, the provisions of Sections 7.01, 7.02,
     7.03 and 7.04 shall survive the termination of the Executive's employment with the Company irrespective of the reasons therefor.

          (b) The Executive acknowledges and agrees that the restrictions imposed upon the Executive by Sections 7.01, 7.02, 7.03 and 7.04 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting the Executive's future employment by others. Furthermore, the Executive acknowledges that, in view of the Protected Information which the Executive has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in Sections 7.01, 7.02, 7.03 and 7.04, any violation of any provision of Sections 7.01, 7.02, 7.03 and 7.04 hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 7.01, 7.02, 7.03 or 7.04 of this Agreement, the Company and its successors in interest as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of such Sections of this Agreement.

          In the event of any such violation of Sections 7.01, 7.02, 7.03 and
7.04 of this Agreement, the Executive further agrees that the time periods set forth in such Sections shall be extended by the period of such violation.


                                  ARTICLE VIII

                                 Miscellaneous

          8.01  Expenses.
                --------

          (a) If the Executive incurs legal or other fees and expenses in an effort to establish entitlement to benefits under this Agreement, unless a court of competent jurisdiction determines that such effort was brought without a reasonable basis or was conducted in bad faith, the

Company shall reimburse the Executive for such fees and expenses.

          (b) The Company shall provide reimbursement of fees and expenses, as described in paragraph (a) above, to the Executive on a monthly basis upon the Executive's written submission of a request for reimbursement together with proof that the fees and expenses were incurred.

          8.02  Full Settlement.  The Company's obligation to make the payments
                ---------------
provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. If the company fails to make any payment payable hereunder within 10 days after such amounts are due, then the Executive shall be entitled to receive interest, compounded monthly, on the unpaid amount, at a rate equal to the highest interest rate applicable to the Company in its borrowing of funds from any third party during the period of nonpayment, and if no such rate is determinable, or if higher, at a rate equal to one percent above the prime commercial lending rate announced by Trust Company Bank, N.A. in effect from time to time during the period of such nonpayment. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced, except as otherwise specifically provided herein, by any compensation earned by the Executive as a result of employment by another employer.

          8.03  Successors.  This Agreement shall be binding upon and inure to
                ----------
the benefit of the Executive and the Executive's estate and shall be binding on the Company or any successor to the Company.

          8.04  Beneficiary.  If the Executive dies prior to receiving all of
                -----------
the salary and bonus payable hereunder, such salary and bonus shall be paid in a lump sum payment to the beneficiary designated in writing by the Executive ("Beneficiary") and if no such Beneficiary is designated, to the Executive's estate.

          8.05  Nonalienation of Benefits.  Benefits payable under this
                -------------------------
Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

          8.06  Severability.  If all or any part of this Agreement is declared
                ------------
by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

          8.07  Amendment and Waiver.  This Agreement shall not be altered,
                --------------------
amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

          8.08  Notices.  All notices and other communications hereunder shall
                -------
be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:       Intermet Corporation
                         5445 Corporate Drive
                         Suite 200
                         Troy, Michigan  48098
                         Attn:  General Counsel

                                      and

If to the Executive:     John E. Doddridge
                         347 Pine Ridge Drive
                         Bloomfield Hills, Michigan  48304
with a copy to:          Roger C. Siske
                         Sonnenschein Nath & Rosenthal
                         8000 Sears Tower
                         Chicago, Illinois  60606-6404

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

          8.09  Counterpart Originals.  This Agreement may be executed in
                ---------------------
several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          8.10  Entire Agreement.  This Agreement forms the entire agreement
                ----------------
between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

          8.11  Effect on Other Agreements.  This Agreement shall supersede all
                --------------------------
prior agreements, promises and representations regarding severance or other payments contingent upon termination of employment, including the Employment Agreement between the Executive and the Company, dated December 1, 1994.

          8.12  Applicable Law.  The provisions of this Agreement shall be
                --------------
interpreted and construed in accordance with the laws of the State of Georgia, without regard to its choice of law principles.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              INTERMET CORPORATION



                              /s/ Vernon R. Alden
                              ------------------------
                              By:



                              /s/ John Doddridge
                              --------------------------------
                                    JOHN E. DODDRIDGE